Exhibit 99.1

801 E. 86th Avenue
Merrillville, IN 46410

FOR IMMEDIATE RELEASE
November 28, 2006

FOR ADDITIONAL INFORMATION
Media	Investors
Kris Falzone	Randy Hulen
Vice President, Corporate Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
klfalzone@nisource.com	rghulen@nisource.com
NiSource announces board transition
Chairman Gary L. Neale leaving NiSource Inc. board of directors at 2007 annual meeting; Ian M. Rolland assumes board chairman role
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) today announced that Gary L. Neale, chairman and former president and chief executive officer, has decided not to stand for reelection to the company’s board of directors at its annual meeting in May 2007.
To facilitate the transition to new board leadership, effective November 29, 2006, the role of board chairman will be assumed by Ian M. Rolland, who currently serves as NiSource’s lead director and chairman of its Audit Committee. Succeeding Rolland as Audit Committee chair is current board member Dennis E. Foster.
Neale joined NiSource in August 1989 as president and chief operating officer. He became chairman, president and CEO in March 1993. On July 1, 2005, he was succeeded as CEO and president by Robert C. Skaggs, Jr. Neale also is a director of Modine Manufacturing Company and Chicago Bridge and Iron Company. He has been a NiSource director since 1989.
“My decision to leave the board in the spring is the next step in a planned, orderly transition at NiSource,” Neale said. “NiSource is a company with great assets, and is now poised to implement a plan that will position the company for ongoing growth and increasing shareholder value in the years ahead. Under the able leadership of Ian Rolland, Bob Skaggs and a very talented and seasoned board of directors, I am confident NiSource will flourish. It has been a privilege to be part of this company, especially my association with the board, the management team and our thousands of dedicated and committed NiSource employees.”
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NiSource announces board transition

Prior to his retirement in 1998, Rolland served as chairman and CEO of Lincoln National Corporation, Fort Wayne, Ind., a provider of financial products and services. He is a director of Bright Horizons Family Solutions and on the board of advisors of CID Partners. He has been a NiSource director since 1973, and became lead director in July 2005.
“I am honored to have been asked by the board of directors to assume the chairman’s role,” Rolland said. “I look forward to working with the other directors and the company’s strong, energetic management team to move NiSource forward as it continues to build a solid platform for long-term, sustainable growth.
“On behalf of the board, I also would like to express my deep appreciation to Gary Neale for his many years of service to NiSource and its various stakeholders,” Rolland added. “We wish Gary all the best in the coming years.”
“I certainly echo Ian’s sentiments,” Skaggs added. “I personally thank Gary for his vision, his strong leadership and his support for me and all of the NiSource family.”
Foster becomes Audit Committee chairman after having served on the NiSource board since 1999. Prior to his retirement in 2000, Foster was vice chairman of ALLTEL Corporation in Little Rock, Ark., a full-service telecom and information services provider. Foster is a director of ALLTEL Corporation and Yellow Corporation.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.7 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
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